EXHIBIT 99.1

                         Tri City Bankshares Corporation
                        Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)
                                                         Three Months Ended
                                                         ------------------
                                                     03/31/08           03/31/07
                                                   -----------       -----------
Interest Income                                    $11,358,095       $10,864,501
Interest Expense                                     3,001,250         3,121,935
                                                   -----------       -----------
Net Interest Income                                  8,356,845         7,742,566
Other Income                                         3,513,964         2,570,220
Less: Other Operating Expenses                       7,625,609         6,846,481
                                                   -----------       -----------
Income Before Income Taxes                           4,245,200         3,466,305
Provision for Income Taxes                           1,220,000         1,186,500
                                                   -----------       -----------
Net Income                                         $ 3,025,200       $ 2,279,805

Net Income Per Common Share                        $      0.34       $      0.26

BALANCE SHEET (UNAUDITED) MARCH 31, 2008 AND 2007

ASSETS                                2008            2007          LIABILITIES & EQUITY                 2008            2007
                                      ----            ----                                               ----            ----
Cash and Due from Banks         $  32,339,207   $  27,388,426       Non Interest Bearing           $ 126,523,927   $ 132,791,575
Investment Securities             103,000,733     113,729,385       Interest Bearing                 528,750,767     501,043,425
                                                                                                   -------------   -------------
Federal Funds Sold                 16,794,444      38,082,642       Total Deposits                   655,274,694     633,835,000
Total Loans                       582,176,999     531,168,749       Short Term Debt                    1,359,506       1,324,614
Allowance for Loan Losses          (5,770,811)     (5,715,071)      Other Liabilities                  2,330,708       1,810,012
                                -------------   -------------                                      -------------   -------------
Net Loans                         576,406,188     525,453,678       Total Liabilities                658,964,908     636,969,626
Bank Premises & Equipment          20,430,813      20,127,925       Common Stock                       8,904,915       8,822,945
Cash surrender value of
   life insurance                  10,708,368      11,282,221       Additional Paid-In Capital        26,543,470      25,039,320
Other Assets                        7,168,081       5,426,313       Retained Earnings                 72,434,541      70,658,699
                                -------------   -------------                                      -------------   -------------
                                                                    Total Stockholders' Equity       107,882,926     104,520,964
                                                                                                   -------------   -------------
Total Assets                  $ 766,847,834   $ 741,490,590         Total Liabilities & Equity     $ 766,847,834   $ 741,490,590
                              =============   =============                                        =============   =============

The table listing the Fair Market Value of the Corporation's stock established under the Dividend Reinvestment Plan will no longer be displayed as the Plan was discontinued in 2008. MANAGEMENT COMMENTS

The depositors, employees, directors and shareholders of Tri City Bankshares were saddened by the unexpected passing of Chairman Henry Karbiner, Jr. in March 2008. We all mourn the loss of our leader and friend, Hank.

At their meeting April 9th the Board of Directors elected Ronald K. Puetz Chairman of the Board, President and CEO of Tri City Bankshares. Robert W. Orth was named President of Tri City National Bank and Scott A. Wilson Executive VP and Chief Financial Officer of Tri City Bankshares.

For the first quarter of 2008 the Corporation posted net income of $3,025,200, an increase of $745,395 (32.7%) compared to 2007. Net interest income increased $614,279 to $8.4 million for the first quarter of 2008 compared to 2007. The increase is due to loan growth of $51.0 million to $582.2 million for the twelve months ending March 31, 2008.

Other income increased $943,744 primarily as a result of extra-ordinary income. Key officers of the Bank are insured with Bank Owned Life Insurance (BOLI). The Bank is both owner and beneficiary of the BOLI policies. The death benefit received on Mr. Karbiner's policy was $606,000 and was the most significant increase to other income. Additionally, extra-ordinary pretax income of $108,000 occurred as a result of redemption of VISA stock owned by the Bank following the VISA IPO.

Earnings per share increased $0.08 for the three months ending March 31, 2008 compared to 2007.